Exhibit 99.1
Selected Financial Data
        This section presents our selected historical consolidated financial data. The selected historical consolidated financial data presented below is not intended to replace our historical consolidated financial statements. You should read the following data along with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes, each of which is included in this report.
Selected Historical Financial Information
        Our results of operations for the periods presented below may not be comparable either from period to period or going forward for the following reasons:
•
on February 24, 2006, we entered into a combination agreement in which we agreed to purchase certain oil and gas properties owned by Chase Oil Corporation (“Chase Oil”), Caza Energy LLC and certain other working interest owners (which we refer to collectively as the “Chase Group”) and combine them with substantially all of the outstanding equity interests of Concho Equity Holdings Corp. to form our company. The initial closing of the transactions contemplated by the combination agreement occurred on February 27, 2006, and the members of the Chase Group that sold their working interests to us received approximately 35 million shares of our common stock and approximately $409 million in cash. The executive officers of Concho Equity Holdings Corp. became the executive officers of our company at the closing of the combination transaction. We accounted for the combination transaction as a reorganization of our company, such that Concho Equity Holdings Corp. became our wholly owned subsidiary, and a simultaneous acquisition by our company of the assets contributed by the Chase Group;

•
in August 2007, we completed our initial public offering of common stock from which we received proceeds of $173 million that we used to retire outstanding borrowings under our second lien term loan facility totaling $86.5 million, and to retire outstanding borrowings under our credit facility totaling $86.5 million;

•
in July 2008, we closed the Henry Entities acquisition. In August 2008 and September 2008, we acquired additional non-operated interests in oil and natural gas properties from persons affiliated with the Henry Entities. We paid approximately $583.7 million in net cash for the Henry Properties acquisition, which was funded with borrowings under our credit facility and net proceeds of approximately $242.4 million from our private placement of 8.3 million shares of our common stock. The results of operations prior to August 2008 do not include results from the Henry Properties acquisition;

•
in September 2009, we issued $300 million of 8.625% unsecured senior notes at a discount, resulting in a yield-to-maturity of 8.875 percent. The net proceeds from this offering was used to repay a portion of the borrowings under our credit facility;

•
in December 2009, together with the acquisition of related additional interests that closed in 2010, we closed the Wolfberry Acquisitions for approximately $270.7 million in cash. The results of operations prior to 2010 do not include results from the Wolfberry Acquisitions;

•
in February 2010, we issued approximately 5.3 million shares of our common stock at $42.75 per share in a secondary public offering resulting in net proceeds of approximately $219.3 million. The net proceeds from this offering were used to repay a portion of the borrowings under our credit facility;

•
in October 2010, we closed the Marbob and Settlement Acquisitions for aggregate consideration of approximately $1.6 billion. The Marbob Acquisition consideration was comprised of (i) approximately $1.1 billion in cash which was funded with borrowings under our credit facility and with net proceeds of a $292.7 million private placement of 6.6 million shares of our common stock, (ii) issuance of 1.1 million shares of our common stock to the sellers and (iii) issuance of a $150 million 8.0% unsecured senior note due 2018 to the sellers. The Settlement Acquisition cash consideration of $286 million was primarily funded with borrowings under our credit facility. The results of operations prior to October 2010 do not include results from the Marbob and Settlement Acquisitions;

•
in December 2010, we issued in a secondary public offering 2.9 million shares of our common stock at $82.50 per share and we received net proceeds of approximately $227.4 million. We used the net proceeds from this offering to repay a portion of the borrowings under our credit facility;

•
in December 2010, we issued $600 million in principal amount of 7.0% unsecured senior notes due 2021 at par and we received net proceeds of approximately $587.4 million. We used the net proceeds from this offering to repay a portion of the borrowings under our credit facility;

•
in December 2010, we sold certain of our non-core Permian Basin assets for cash consideration of $103.3 million. For 2010, these assets produced 1,393 Boe per day, of which approximately 46 percent was oil; and

•	in March 2011, we closed our divestiture of our Bakken assets for cash consideration of approximately $195.9 million and recognized a gain on this sale of approximately $142.0 million.

        Our financial data below is derived from (i) our audited consolidated financial statements included in this report and (ii) other audited consolidated financial statements of ours not included in this report after taking into account the necessary reclassifications to present the discontinued operations related to the divestiture of certain of our non-core Permian Basin assets as well as our Bakken assets.

	Years Ended December 31,
(in thousands, except per share amounts)	2010 (a)	2009 (b)	2008 (c)	2007	2006 (d)

Statement of operations data:
Total operating revenues	$940,267	$510,767	$492,347	$267,029	$176,212
Total operating costs and expenses	(583,941)	(517,962)	(35,271)	(199,521)	(117,837)

Income (loss) from operations	$356,326	$(7,195)	$457,076	$67,508	$58,375

Income (loss) from continuing operations, net of tax	$170,648	$(13,312)	$271,344	$20,151	$16,485

Income from discontinued operations, net of tax	$33,722	$3,510	$7,358	$5,209	$3,183

Net income (loss) attributable to common shareholders	$204,370	$(9,802)	$278,702	$25,360	$19,668

Basic earnings per share:
Income (loss) from continuing operations	$1.84	$(0.16)	$3.43	$0.31	$0.57
Income from discontinued operations, net of tax	0.37	0.04	0.09	0.08	0.06

Net income (loss) attributable to common shareholders	$2.21	$(0.12)	$3.52	$0.39	$0.63

Diluted earnings per share:
Income (loss) from continuing operations	$1.82	$(0.16)	$3.37	$0.30	$0.53
Income from discontinued operations, net of tax	0.36	0.04	0.09	0.08	0.06

Net income (loss) attributable to common shareholders	$2.18	$(0.12)	$3.46	$0.38	$0.59

Other financial data:
Net cash provided by operations	$651,582	$359,546	$391,397	$169,769	$112,181
Net cash used in investing activities	$2,043,457	$586,148	$946,050	$160,353	$596,852
Net cash provided by financing activities	$1,389,025	$212,084	$541,981	$19,886	$476,611
EBITDAX (e)	$742,994	$475,208	$401,303	$217,392	$149,074

	December 31,
(in thousands)	2010 (a)	2009 (b)	2008 (c)	2007	2006 (d)

Balance sheet data:
Cash and cash equivalents	$384	$3,234	$17,752	$30,424	$1,122
Property and equipment, net	4,913,787	2,856,289	2,401,404	1,394,994	1,320,655
Total assets	5,368,494	3,171,085	2,815,203	1,508,229	1,390,072
Long-term debt, including current maturities	1,668,521	845,836	630,000	327,404	495,500
Stockholders’ equity	2,383,874	1,335,428	1,325,154	775,398	575,156

(a)	The Marbob and Settlement Acquisitions closed in October 2010. See Note D of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data.”

(b)	The Wolfberry Acquisitions closed in December 2009. See Note D of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data.”

(c)	The Henry Entities acquisition closed in July 2008. See Note D of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data.”

(d)
The acquisition of the Chase Group Properties was substantially consummated on February 27, 2006, as a result of the combination of assets owned by Chase Oil and certain of its affiliates and Concho Equity Holdings Corp.

(e)
EBITDAX is defined as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (8) unrealized (gain) loss on derivatives not designated as hedges, (9) (gain) loss on sale of assets, net, (10) interest expense, (11) federal and state income taxes and (12) similar items listed above that are presented in discontinued operations.